EXHIBIT 99.1

Republic Services, Inc. Appoints Tom Linebarger
to its Board of Directors

PHOENIX (February 8, 2024) – Republic Services, Inc. (NYSE: RSG) a leader in the environmental services industry, today announced that Tom Linebarger has been appointed to its Board of Directors. This brings its membership to a total of 13, including 12 independent directors.

Linebarger, 60, served as chairman and chief executive officer for 10 years at Cummins Inc., retiring as executive chairman in July of 2023. Cummins is a publicly traded manufacturer of engines, generators, and electrified power solutions with revenue of $33 billion and a market capitalization of $35 billion. Under Linebarger’s leadership, Cummins was a mainstay on Ethisphere’s list of World’s Most Ethical Companies.

Prior to his chairman and chief executive officer tenure, Linebarger served in a variety of leadership roles with increasing responsibility across the company including as president and chief operating officer; president, power generation business; chief financial officer; and vice president of supply chain management. In addition to his leadership at Cummins, Linebarger has served as a board member of Harley-Davidson since 2008.

“Tom has extensive leadership experience, growing Cummins into a global leader with strong environmental stewardship and customer-focused solutions. He brings to the board valuable perspective on manufacturing and energy technology as we continue to develop sustainability innovations,” said Manny Kadre, Chairman of Republic Services.

“In his role as CEO, Tom developed and implemented strategies that drove long-term shareholder value,” said Michael Larson, Republic Services Board Member and Chair of the Nominating and Corporate Governance Committee. “As we continue to expand our business, Tom’s skill at driving inventive solutions and meeting evolving customer demands will prove critical to our success.”

Linebarger earned undergraduate degrees in management engineering from Claremont McKenna College and mechanical engineering from Stanford University. He holds a master’s in manufacturing systems from Stanford’s School of Engineering and a master’s from Stanford’s Graduate School of Business.

About Republic Services

Republic Services, Inc. is a leader in the U.S. environmental services industry. Through its subsidiaries, the Company provides customers with the most complete set of products and services, including recycling, solid waste, hazardous waste, container rental and field services. Republic's industry-leading commitments to advance circularity, reduce emissions and decarbonize operations are helping deliver on its vision to partner with customers to create a more sustainable world. For more information, visit RepublicServices.com.

For more information, contact:
Media Inquiries	Investor Inquiries
Roman Blahoski (480) 718-0328	Aaron Evans (480) 718-0309
media@RepublicServices.com	investor@RepublicServices.com

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